Exhibit 3.2

CERTIFICATE OF AMENDMENT OF THE BYLAWS

OF

OMNIVISION TECHNOLOGIES, INC.

The undersigned, being the Secretary of OmniVision Technologies, Inc., a Delaware corporation (“OmniVision”), hereby certifies that on July 24, 2014, the Board of Directors of OmniVision approved the amendment and restatement of Article 2.9 of the Bylaws of OmniVision to read in its entirety as follows:

“Section 2.9.                 Voting; Election; Inspectors.  Unless otherwise required by law or provided for in the charter documents of the Corporation, each stockholder shall on each matter submitted to a vote at a meeting of stockholders have one vote for each share of the stock entitled to vote which is registered in his name on the record date for the meeting.  For the purposes hereof, each election to fill a directorship shall constitute a separate matter.  Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaws (or comparable body) of such corporation may determine.  Shares registered in the name of a deceased person may be voted by the executor or administrator of such person’s estate, either in person or by proxy.

All voting, except as required by the charter documents of the Corporation or where otherwise required by law, may be by a voice vote; provided, however, upon request of the chairman of the meeting or upon demand therefor by stockholders holding a majority of the issued and outstanding stock present in person or by proxy at any meeting a stock vote shall be taken.  Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The directors of the corporation need not be elected by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins, or unless the Bylaws so provide.

At any meeting at which a vote is taken by written ballots, the chairman of the meeting may appoint one or more inspectors; each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability.  Such inspector shall receive the written ballots, count the votes, and make and sign a certificate of the result thereof.  The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

Each holder of voting stock or of any class or series thereof shall be entitled to cumulative voting rights as to the directors to be elected by each series or class or the combined classes in accordance with the provisions of Section 214 of the Delaware General Corporation Law.

Except as otherwise required by law, the certificate of incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these Bylaws, effective as of the first meeting of stockholders at which the directors will be elected following the 2014 annual meeting of stockholders, directors shall be elected by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present, subject to the rights of the holders of any series of Preferred Stock to elect directors in accordance with the terms thereof.  For purposes of this bylaw, a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.  Votes cast shall include votes “against” a director’s election and shall exclude abstentions with respect to that director’s election.  Notwithstanding the foregoing, (i) at the 2014 annual meeting of stockholders and (ii) in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast at any meeting for the election of directors at which a quorum is present.  For purposes of this Bylaw, a contested election shall mean any election of directors in which the number of candidates for election as directors exceeds the number of directors to be elected.  If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.”

Executed effective as of July 24, 2014.

/s/ Vicky Chou
Y. Vicky Chou, Secretary